Legg Mason Classic Valuation Fund

N-SAR Sub Item 77I

77I (a)
Primary Class Shares Renamed Class C Shares

Effective on or about February 2, 2009 the Primary Class shares of the Funds will be renamed Class C shares.
The share class features of the Class C
shares will be substantially similar to the Primary Class shares with the following exception:

New Class C shares purchased on or after February 2, 2009 will be subject to a 1% Contingent Deferred Sales
Charge ("CDSC") if the shares are redeemed within 12 months of purchase. Exchanges of such shares to other
Legg Mason Funds will not be subject to the CDSC.
Existing Primary Class shares (which will become Class C shares) will not be subject to the CDSC.

77I (b)
Addition of Share Classes

CLASS A SHARES

New Class A shares of the Funds will be launched on or about
February 2, 2009.
The Class A shares will generally be subject to a 5.75% front-end sales load,which is reduced for purchases of $25,000 or more in net asset value and eliminated for purchases of $1 million or more in net asset value, and a lower 12b-1 fee than the Class C shares.
If you are interested in making additionalpurchases of the Funds after February 2, 2009, we recommend that you consult with your financial advisor to determine the most appropriate share class for you.

After the launch of the new Class A shares, shareholders who purchase Class A shares of the Funds in amounts greater than $1 million will not pay a front-end sales load on such shares. (Investors who qualify for this exemption and redeem their shares within one year of purchase would be subject to a 1% CDSC.) In addition, certain shareholders owning at least $1 million of Primary Class shares as of February 2, 2009 will be automatically converted to Class A shares with no front-end sales load. Such Class A shares will not be subject to a CDSC. If you believe that you and/or your family's accounts may be eligible to convert to Class A shares, we recommend that you contact your financial intermediary or Funds Investor Services at 1-800-822-5544. (In determining your eligibility for this feature, you can aggregate accounts in which you hold Legg Mason Funds, including those of your spouse and children under age 21, to meet the $1million threshold.)


CLASS R AND CLASS FI

Shareholder Fees
(fees paid directly from your investment)


			Class R 		Financial
			Shares 			Intermediary
						Class Shares

Maximum Sales
Charge (Load)
Imposed on
Purchases
(as a % of
offering
price) 			None			None




Maximum
contingent
deferred
sales charge
(load)
(as a % of
the lower of
net asset
value at
purchase or
redemption) 		None			None






Sales Charge
(Load)
Imposed on
Reinvested
Dividends 		None 			None






Redemption
Fee 			None			None






Annual Fund Operating Expenses
(expenses that are deducted from fund assets)


						Financial
			Class R			Intermediary
			Shares			Class Shares


Management
Fees 			0.75% 			0.75%




istribution
and/or
Service
(12b-1) Fees 		0.50%(d) 		0.25%(d)



Other
Expenses 		0.73%(e) 		0.73%(e)



Total Annual
Fund
Operating
Expenses 		1.98% 			1.73



Less
Contractual
Fee
Reduction(f)		(0.53)% 		(0.53)%


Net Annual
Fund
Operating
Expenses 		1.45%			1.20%




 (d) The 12b-1 fee shown in the table reflects the amount at which the Board of Directors has currently limited payments under the fund's Class R and Financial Intermediary Class Distribution Plans. Pursuant to each Distribution Plan, the Board of Directors may authorize payment of up to 0.75% and 0.40% of the fund's Class R and Financial Intermediary Class shares average net assets, respectively, without shareholder approval.
(e) "Other Expenses" are projected for the current fiscal year, actual expenses may vary.
(f) The fund's manager has contractually agreed to waive fees and reimburse other expenses so that Class A, Class C, Class R, Financial Intermediary Class and Institutional Class operating expenses (exclusive of taxes, interest, brokerage and extraordinary expenses) do not exceed an annual rate of 1.20%, 1.95%, 1.45%, 1.20% and 0.95% of the fund's average daily net assets attributable to Class A, Class C, Class R, Financial Intermediary Class and Institutional Class shares, respectively. These contractual waivers remain in effect until July 31, 2009. Pursuant to the agreement, the fund has agreed to pay the manager for waived fees and reimbursed expenses provided that payment does not cause the Class A, Class C, Class R, Financial Intermediary Class and Institutional Class shares operating expenses to exceed an annual rate of 1.20%, 1.95%, 1.45%, 1.20% and 0.95%, respectively, of its average net assets and the payment is made within thirty-six months after the manager waived the fee or reimbursed the expense.